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                                                            November 17, 1998

VIA EDGAR

First Allmerica Financial Life Insurance Company
440 Lincoln Street
Worcester, MA 01653


RE:  GROUP VEL ACCOUNT OF FIRST ALLMERICA
     FINANCIAL LIFE INSURANCE COMPANY
     FILE NO:  333-06383 AND 811-7663

Gentlemen:

This opinion is furnished in connection with the filing by First Allmerica Financial Life Insurance Company of the Post-Effective Amendment to the Registration Statement on Form S-6 of its group flexible premium variable life insurance policies ("Policies") allocated to the Group VEL Account under the Securities Act of 1933. The prospectuses included in the Post-Effective Amendment to the Registration Statement describe the Policies. I am familiar with and have provided actuarial advice concerning the preparation of the Post-Effective Amendment to the Registration Statement, including exhibits.

In my professional opinion, the illustration of death benefits and cash values included in Appendix C of the prospectuses, based on the assumptions stated in the illustrations, are consistent with the provisions of the Policy. The rate structure of the Policies has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Policy for a person age 30 or a person age 45 than to prospective purchasers of Policies for people at other ages or underwriting classes.

I am also of the opinion that the aggregate fees and charges under the Policy are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by the Company.

I hereby consent to the use of this opinion as an exhibit to the Post-Effective Amendment of the Registration Statement.

                                        Sincerely,


                                        /s/ William M. Mawdsley
                                        William M. Mawdsley, FSA, MAAA
                                        Vice President and Actuary